Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report related to the consolidated financial statements of Kewaunee Scientific Corporation dated July 21, 2016, which appears in the Annual Report on Form 10-K of Kewaunee Scientific Corporation for the year ended April 30, 2017.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

September 8, 2017